Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-222310 on Form S-8 of our report dated March 14, 2018, relating to the financial statements of Gates Industrial Corporation plc appearing in this Annual Report on Form 10-K of Gates Industrial Corporation plc for the year ended December 30, 2017.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

March 14, 2018